EXHIBIT 1.2


                                     UBS AG
                                 $2,000,000,000
                           MEDIUM TERM NOTES, SERIES A

                                   $25,000,000
                 CONTINGENT RATE FORENS(SM) DUE JANUARY 22, 2002
      (Principal Protected U.S. Dollar Denominated One-Touch FORENS Linked
                 to Japanese Yen/U.S. Dollar Spot Exchange Rate)

                                 TERMS AGREEMENT

                                                     July 12, 2001

UBS Warburg LLC,
677 Washington Boulevard,
Stamford, CT 06901.

UBS PaineWebber Inc.,
1285 Avenue of the Americas,
New York, New York 10019.

Ladies and Gentlemen:

         UBS AG (the "Company") proposes, subject to the terms and conditions stated herein and in the Distribution Agreement, dated November 21, 2000 (the "Distribution Agreement"), between the Company on the one hand and each of you (individually, an "Agent" and, collectively, the "Agents") and any other party acting as Agent thereunder on the other, to issue and sell to you the securities specified in the Schedule hereto (the "Purchased Securities"). Each of the provisions of the Distribution Agreement not specifically related to the solicitation by the Agents, as agents of the Company, of offers to purchase Securities is incorporated herein by reference in its entirety, and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Nothing contained herein or in the Distribution Agreement shall make any party hereto an agent of the Company or make such party subject to the provisions therein relating to the solicitation of offers to purchase Securities from the Company, solely by virtue of its execution of this Terms Agreement. Each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement, except that each representation and warranty in Section 1 of the Distribution Agreement which makes reference to the Prospectus shall be deemed to be a representation and warranty as of the date of the Distribution Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Terms Agreement in relation to the Prospectus as amended and supplemented to relate to the Purchased Securities.

         An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Purchased Securities, in the form heretofore delivered to you has been filed with the Commission.

         Subject to the terms and conditions set forth herein and in the Distribution Agreement incorporated herein by reference, the Company agrees to issue and sell to you and you agree to purchase from the Company the Purchased Securities, at the time and place, in the principal amount and at the purchase price set forth in the Schedule hereto.

         If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon acceptance hereof by you this letter and such acceptance hereof, including those provisions of the Distribution Agreement incorporated herein by reference, shall constitute a binding agreement between you and the Company.


                                     Very truly yours,


                                     UBS AG


                                     By:  /s/ Robert B. Mills
                                          ------------------------------
                                          Robert B. Mills
                                          Managing Director


                                     By:  /s/ Robert C. Dinerstein
                                          ------------------------------
                                          Robert C. Dinerstein
                                          Managing Director


Accepted in New York, New York,
 as of the date hereof:


UBS WARBURG LLC


By: /s/ Terry Li
    -------------------------
    Terry Li
    Associate Director


By: /s/ Ellen Schubert
    -------------------------
    Ellen Schubert
    Managing Director


UBS PAINEWEBBER INC.


By: /s/ Thomas C. Naratil
    -------------------------
     Thomas C. Naratil
     Executive Vice President

                                                            Schedule to Annex I


Title of Purchased Securities:

         $25,000,000 Contingent Rate FORENS(SM) due January 22, 2002 (Principal Protected U.S. Dollar Denominated One-Touch FORENS Linked to Japanese Yen/U.S. Dollar Spot Exchange Rate) (the "FORENS")


Aggregate Face Amount:
         $25,000,000


Price to Public:
         100.00%


Purchase Price by UBS Warburg LLC and UBS PaineWebber Inc.:
         99.5%


Method of and Specified Funds for Payment of Purchase Price:
         By wire transfer to a bank account specified by the Company in immediately available funds


Indenture:
         Indenture, dated as of November 21, 2000, between the Company and U.S. Bank Trust National Association, as Trustee


Time of Delivery:
         July 19, 2001


Closing Location for Delivery of Securities:
         Sullivan & Cromwell, 125 Broad Street, New York, NY  10004

Maturity:
         January 22, 2002


Interest Rate:
         9.0% per annum, payable on January 22, 2002 if UBS Warburg LLC (the "Calculation Agent") determines that one or more consecutive spot foreign exchange transactions amounting to at least $3 million have traded in the interbank foreign exchange market through the Electronic Broking System or Reuters 2002 systems, or have been traded by the Company or one of its affiliates in the interbank foreign exchange market, at a Japanese yen/U.S. dollar spot exchange rate equal to or greater than 138.0 Japanese yen per U.S. dollar, during the period between 4:00 p.m., New York City time, on July 12, 2001 and 10:00 a.m., New York City time, on January 15, 2002. The Calculation Agent will not review any other source of information in the interbank foreign exchange market for Japanese yen/U.S. dollar spot transactions, and no other transactions or information on exchange rates will have any effect on whether a Trigger Event has occurred. The Calculation Agent will observe only those transactions that occur during the hours between 5:00 a.m. Sydney time on Monday and 5:00 p.m. New York City time on Friday during that period. The Calculation Agent will count as a single transaction (i) two or more transactions if they are executed consecutively within the same dealing system; and (ii) two or more transactions if they are traded consecutively by UBS or one of its affiliates in the interbank foreign exchange market, and together relate to an aggregate amount of at least $3 million.


Interest Payment Date:
         Payable on January 22, 2002


Principal Repayment Terms:
         On January 22, 2002 holders will receive a cash payment in U.S. dollars equal to the face amount of their FORENS;


Documents to be Delivered:
         The following documents referred to in the Distribution Agreement shall be delivered as a condition to the closing:

         (1)  The Officers' Certificates referred to in Section 4(k).

Other Provisions (including Syndicate Provisions, if applicable):
         It is a condition to the obligations of the Agents to purchase the FORENS hereunder that the FORENS have been approved for listing on the American Stock Exchange.